Exhibit 4.26

English Translation

Content Services Agreement

THIS CONTENT SERVICES AGREEMENT (“this Agreement”) is entered into by the two parties below in Changsha, the People’s Republic of China on and as of June 8, 2011:

Party A: Changsha Little New Star Animation Digital Technology Co., Ltd. (“Animation Digital”)

Residence: 3/F, Block 5, Xiangshu Yuan, 8 Lu Gu Lu Tian Road, Gao Xin Kai Fa District, Changsha

Party B: Changsha Leisen Education Software Co., Ltd. (“Leisen Education”)

Residence: Changsha Technology Chengguo Zhuanhua Base, 2 Lu Gu Lu Jing Road, Gao Xin Kai Fa District, Changsha

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise duly incorporated in Changsha, the People’s Republic of China (“China”) and validly existing under Chinese laws; is mainly engaged in the development, establishment, and sale of animation software, online gaming software, educational and learning software, and other computer software and cultural products; and has rich experience and resources in respect of the technical support and management relating to said businesses;

2.	Party B is a limited liability company incorporated in Changsha, China and validly existing under Chinese laws, and is mainly engaged in the development, manufacture, and providing other related technical services of educational software, the sale of audio products, the retail of electronic publications, and other related businesses;

3.	Party B is the owner and operator of the Animation Digital website (the “Animation Digital Website”, domain name: www.littlestar.com.cn) and hopes that Party A provides content services for this website.

NOW, THEREFORE, through negotiations, both parties hereby agree as follows:

1.	Content Services

1.1	Subject to the terms and conditions of this Agreement, Party B hereby agrees to appoint Party A as the content service provider of the Animation Digital Website that it owns and operates to provide the following contents (the “Content Services”), including, but not limited to:

1.1.1	The Animation Digital Website developed by Party A;

1.1.2	Party A’s related operation information, including, without limitations;

1.1.2.1	Servers information;

1.1.2.2	Website record information;

1.1.2.3	Information on resources in training courses.

1.1.3	Activities interactive with the customers of the Animation Digital Website, including, without limitations:

1.1.3.1	News information, branch school information, educational news, notices and announcements, important documents and training information;

1.1.3.2	Contents, such as learning materials for student corner, parent zone and teacher zone, and entertainment information;

1.1.3.3	Audio-visual training courses of stream media.

As from the effective date of this Agreement, Party A shall regularly provide Party B with the said contents, along with any of their updates, changes or modifications.

1.2	Party B’s appointment of and authorization to Party A under this Agreement shall be sole, exclusive and irrevocable. Without Party A’s prior written consent, Party B shall not accept the content services provided by any third parties (including its shareholders).

2.	Service Fee and Payment Method

2.1	As a consideration for the Content Services provided by Party A, Party B shall pay to Party A a service fee (the “Service Fee”), which shall be determined by taking into account Party B’s earnings obtained from such services; considering that the Content Services provided by Party A to Party B are comprehensive and directly related to Party B’s website operation, Party B agrees to pay the Service Fee to Party A annually, at a rate of 10% of all Party B’s annual operating revenue during the term of this Agreement. Upon expiry of this Agreement, if both parties agree to continue cooperation, the calculation and form of payment of Service Fee are to be agreed upon by both parties.

2.2	Within the term of this Agreement, Party B shall provide relevant financial data or statements to Party A within 30 days from the end of each fiscal year. Upon confirmation, Party A shall timely provide relevant invoices to Party B. Within 30 days after receiving said invoices, Party B shall pay the annual Service Fee to the bank account designated by Party A.

Name of account opening bank designated by Party A: Jiefang West Road Branch, China Construction Bank

Name of account holder: Changsha Little New Star Animation Digital Technology Co., Ltd.

Account number: 4430 1700 6610 5250 1906

2.3	Party A and Party B hereby acknowledge that the Service Fee hereof is only the remunerations payable to Party A when Party A provides the Content Services. Any and all traveling expenses, traffic expenses, postages and other expenses and costs arising from the provisioning of such services by Party A (“Other Expenses”) shall be borne by Party B.

2.4

Before the 10th day of each month, Party B shall remit the Other Expenses of Party A for last month to the bank account designated by Party A. Should Party B fail to pay the Service Fee and the Other Expenses on time and in full according to the provisions of this Agreement, Party B shall pay to Party A a penalty interest at an annual interest rate of 10% of the overdue amount.

2.5	Party A shall be entitled to assign its employee or external accountant (“Party A’s Representative”) to examine Party B’s financial affairs at any time so as to verify the amount of the Service Fee. In this case, Party B shall provide Party A’s Representative with the documents, account books, vouchers, financial records, and other data required for its examination. In case of any differences between the Service Fee amounts calculated by Party A and Party B, the amount determined by Party A’s Representative shall prevail.

2.6	The Service Fee to be paid by Party B to Party A under this Agreement shall be free and clear of any deductions (e.g. bank handling charge, etc). All such deductions shall be borne by Party B.

2.7	Within 30 days after each quarter, Party A shall provide a summary report on the Content Services supplied by it to Party B so that Party B may perform evaluations, and Party A shall timely make amendments according to Party B’s requirements; within 30 days after each year, Party A shall provide an annual service report to Party B.

3.	Intellectual Property Right

Any rights arising from the performance of this Agreement, including, but not limited to, copyrights, patent rights, know-how, trade secrets and other intellectual property rights, shall belong to Party A. The licensing of such rights is to be agreed upon by both parties.

4.	Confidentiality

4.1	Either party (the “Recipient”) shall keep in confidence any and all technical data and information of the other party (the “Discloser”) accessible or made available to it in the course of the execution and performance of this Agreement (“Confidential Information”), regardless of whether the Discloser has taken confidentiality actions or not. Without the prior written consent of the Discloser, the Recipient shall not disclose, divulge, or transfer the Confidential Information to any third parties or use it for the benefit of any third parties.

4.2	The Recipient guarantees that it will make Confidential Information accessible to its employees, consultants, and agents on a need to know basis only for the purpose of performing this Agreement and further guarantees that such employees, consultants and agents will undertake the same confidentiality obligations as those as specified herein. Any breach of confidentiality obligations by any of such personnel shall be deemed as a breach hereof by the Recipient. In this case, the Recipient shall undertake the defaulting liabilities under this Agreement to the Discloser.

4.3	Upon termination of this Agreement, the Recipient shall return to the Discloser or destroy all documents and other carriers incorporating Confidential Information at Discloser’s option. Any memory device of the Recipient shall not retain or use such Confidential Information.

4.4	Both parties agree that this Article will survive the change, termination, or expiry of this Agreement.

5.	Representations and Warranties

5.1	Party A hereby represents and warrants as follows:

5.1.1	Party A is a wholly foreign-owned enterprise incorporated in Changsha and validly existing under the laws of China.

5.1.2	The execution and performance of this Agreement by Party A have been duly authorized by all necessary corporate actions on the part of Party A and have obtained the consents and approvals from third parties or governments. Nothing contained herein violates the laws or internal regulations binding upon or influencing Party A.

5.1.3	All the facts disclosed by Party A to Party B and relevant Chinese supervisory departments regarding the execution and performance of this Agreement are free of false information or any significant issue that needs to be disclosed, but is not disclosed.

5.1.4	Once this Agreement becomes effective, it constitutes a legal, valid, and binding obligation enforceable against Party A in accordance with its provisions.

5.1.5	Party A warrants that it has the full ownership of the contents and information furnished by it to Party B or has obtained the full authority to furnish them to Party B.

5.1.6	Party A will comply with relevant legal and statutory requirements concerning Internet information service and warrants that the contents and information provided by it to Party B do not violate relevant legal and statutory requirements.

5.2	Party B hereby makes the following representations and warranties:

5.2.1	Party B is a limited liability company incorporated in Changsha and validly existing under the laws of China.

5.2.2	The execution and performance of this Agreement by Party B have been duly authorized by all necessary corporate actions on the part of Party B and have obtained the consents and approvals from third parties or governments. Nothing contained herein violates the laws or internal regulations binding upon or influencing Party B.

5.2.3	All the facts disclosed by Party B to Party A and relevant Chinese supervisory departments regarding the execution and performance of this Agreement are free of false information or any significant issue that needs to be disclosed, but is not disclosed.

5.2.4	Once this Agreement becomes effective, it constitutes a legal, valid, and binding obligation enforceable against Party B in accordance with its provisions.

6.	Effectiveness and Term

6.1	This Agreement shall be signed and go into effect as of the date first above written.

6.2	This Agreement shall be valid for ten (10) years, unless terminated prematurely in accordance with its provisions.

6.3	This Agreement may be automatically extended for another year if neither party makes a written objection prior to the expiry of this Agreement.

7.	Defaulting Liabilities

Where either party (the “Breaching Party”) breaches any of its representations, warranties, rights, or obligations under this Agreement, thus causing economic losses to the other party, the other party (the “Non-breaching Party”) shall be entitled to request it to cure its breach and compensate the direct economic losses thus incurred to the Non-breaching Party.

8.	Termination

8.1	This Agreement shall be terminated upon its expiry, unless renewed in accordance with its provisions.

8.2	Without prejudice to the rights or remedies Party A may have (whether at law or otherwise), Party A may give a written notice to Party B to terminate this Agreement with immediate effect if: (1) Party B breaches this Agreement and fails to cure such breach within thirty (30) workdays after receiving Party A’s written notice; or (2) Party B is wound up, dissolved, or involved in liquidation proceedings, files an application for bankruptcy, an application for bankruptcy is filed against it, or its business license is canceled or otherwise.

8.3	Within the term of this Agreement, Party A may terminate this Agreement at any time upon a 30-day prior written notice to Party B.

8.4	Within the term of this Agreement, Party B shall not terminate this Agreement prematurely for whatever reason. In the event that Party B prematurely terminates this Agreement, it shall pay to Party A the liquidated damages of at least RMB10,000 at one time.

8.5	The rights and obligations of both parties under Articles 4, 7 and 9 shall survive the termination of this Agreement.

9.	Settlement of Disputes

Any disputes arising in connection with the interpretation and performance of the provisions of this Agreement shall be settled by both parties in good faith and through amicable negotiations. In case no settlement can be reached by both parties within thirty (30) days after either party makes a request for dispute resolution through negotiations, either party may submit such disputes to China International Economic and Trade Arbitration Commission (“CIETAC”), South China Sub-Commission, for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Shenzhen and the language of proceedings shall be Chinese. The arbitral award shall be final and binding upon both parties.

10.	Force Majeure

10.1	An Event of Force Majeure means any event that is unforeseeable to or that is foreseeable but whose happening and consequences are unavoidable by and insurmountable to either party, including, but not limited to, wars or natural disasters, but insufficiency of credit standing, funds or financing shall not be regarded as an Event of Force Majeure. Depending on the special nature of computer network, Events of Force Majeure shall include any of the following events affecting the normal operation of the computer network of either party:

10.1.1	Hacker attacks or computer virus invasions;

10.1.2	Serious interruptions caused by the technical adjustments of the telecommunications department; or

10.1.3	Interim interruptions caused by government control.

10.2	Should the performance of this Agreement be delayed or hindered due to any Event of Force Majeure as defined above, the prevented party shall be exempt from any liability under this Agreement to the extent of the portion being delayed or hindered, provided, however, that the prevented party makes all reasonable efforts to perform this Agreement or reduce the impact of such Event of Force Majeure. Once the cause for such exemption is corrected and remedied, both parties agree to do their best to resume the performance of this Agreement.

11.	Applicable Law

The performance, interpretation, and enforcement of this Agreement shall be governed by applicable Chinese laws.

12.	Notices

Any notice or other communications required to be made under or pursuant to this Agreement shall be written in Chinese and deemed to be received when delivered to the concerned party or both parties at the following addresses by hand delivery, registered mail, prepaid mail, recognized courier service, or fax:

Party A: Changsha Little New Star Animation Digital Technology Co., Ltd.

Address: 3/F, Block 5, Xiangshu Yuan, 8 Lu Gu Lu Tian Road, Gao Xin Kai Fa District, Changsha

Party B: Changsha Leisen Education Software Co., Ltd.

Address: Changsha Technology Chengguo Zhuanhua Base, 2 Lu Gu Lu Jing Road, Gao Xin Kai Fa District, Changsha

13.	Transfer

13.1	Without Party A’s prior written consent, Party B shall not, directly or indirectly, transfer, sublicense, lease, donate, pledge, put under the custody of, use as a contribution in kind or otherwise dispose of any of its rights and/or obligations under this Agreement to any third party.

13.2	Party B hereby agrees that Party A may transfer all or part of its rights and/or obligations under this Agreement, as the case may be, upon giving a prior notice about such transfer to Party B and without requiring Party B’s prior written or oral approval.

14.	Severability

Should any provision of this Agreement be held to be invalid or unenforceable under applicable law, such provision shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remainder of this Agreement.

15.	Amendment and Supplement

This Agreement may be amended or supplemented, from time to time, by both parties by a written instrument. All amendments and supplements to this Agreement duly signed by both parties shall form an integral part of this Agreement and have the same legal effect as this Agreement.

IN WITNESS WHEREOF, both parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Party A: Changsha Little New Star Animation Digital Technology Co., Ltd.

[Chop of Changsha Little New Star Animation Digital Technology Co., Ltd. is affixed]

Authorized Representative: /s/ Benguo Tang

Party B: Changsha Leisen Education Software Co., Ltd.

[Chop of Changsha Leisen Education Software Co., Ltd. is affixed]

Authorized Representative: /s/ Xu Qin